December 22, 2011 Medium-Term Notes, Series D Pricing Supplement No. 2011-MTNDG0158 Registration Statement Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 424(b)(2)
Non-Callable Fixed to Float Notes due December 28, 2014
From and including December 28, 2011 to but excluding December 28, 2013, the notes will bear interest during each quarterly interest period at a fixed rate of 3.00% per annum. From and including December 28, 2013 to but excluding the maturity date, the notes will bear interest during each quarterly interest period at a per annum rate equal to the floating interest rate commonly referred to as “three-month U.S. dollar LIBOR” determined on the second London business day prior to the first day of the applicable interest period plus a spread of 1.95%, subject to a maximum interest rate of 6.00% per annum for any interest period.  The notes are senior unsecured obligations of Citigroup Funding Inc. All payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company, and are subject to the credit risk of Citigroup Inc.

It is important for you to consider the information contained in this pricing supplement together with the information contained in the accompanying prospectus supplement and prospectus in connection with your investment in the notes. The description of the notes below supplements, and to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

KEY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company
Issue price:	$1,000 per note (see “Underwriting fee and issue price” below)
Principal amount:	$1,000 per note
Aggregate principal amount:	$31,365,000
Pricing date:	December 22, 2011
Original issue date:	December 28, 2011
Maturity date:
December 28, 2014.  If any payment relating to the notes is required to be made on the maturity date and the maturity date is not a business day, then such payment may be made on the next succeeding business day with the same force and effect as if it had been made on the maturity date. No additional interest will accrue as a result of delayed payment.

Payment at maturity:	$1,000 per note plus any accrued and unpaid interest
Interest rate per annum:
From and including the original issue date to but excluding December 28, 2013:
•      3.00%
From and including December 28, 2013 to but excluding the maturity date:
•      a floating rate equal to three-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period plus a spread of 1.95%, subject to a maximum interest rate of 6.00% per annum for any interest period

Interest payment dates:
Each March 28, June 28, September 28 and December 28, beginning on March 28, 2012 and ending on the maturity date.  Interest will be payable to the persons in whose names the notes are registered at the close of business on the business day preceding each interest payment date (each such day, a “regular record date”).   If a scheduled interest payment date is not a business day, interest will be paid on the next succeeding business day with the same force and effect as if it has been paid on the scheduled interest payment date.  No additional interest will accrue as a result of delayed payment.

Interest period:	Each three-month period from and including an interest payment date to but excluding the next interest payment date
Quarterly interest payment per note:	The product of $1,000 and the applicable interest rate per annum divided by 4
Day-count convention:	30/360 Unadjusted
CUSIP:	1730T0QV4
ISIN:	US1730T0QV43
Listing:	The notes will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal. See “Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to the issuer
Per note	$1,000.00	$10.00	$990.00
Total	$31,365,000	$313,650	$31,051,350
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the notes, will receive an underwriting fee of $10.00 for each note sold in this offering.  From this underwriting fee, certain broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and financial advisors employed by Citigroup Global Markets Inc. or such broker-dealers will receive a fixed sales commission, of $10.00 for each note they sell. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors,” “Fees and selling concessions” and “Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for more information.

Investing in the notes involves a number of risks. See “Risk Factors” on page PS-2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlink below.

Prospectus Supplement and Prospectus filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm the notes are not bank deposits or savings accounts, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc.

Non-Callable Fixed to Float Notes due December 28, 2014

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the accompanying prospectus supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

■
The amount of interest payable on the notes will vary. Because three-month U.S. dollar LIBOR is a floating rate, the level of three-month U.S. dollar LIBOR will fluctuate. From and including December 28, 2013 to but excluding the maturity date, the notes will bear interest during each quarterly interest period at a per annum rate equal to the level of three-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period plus a spread of 1.95%, subject to a maximum interest rate of 6.00% per annum for any interest period. The per annum interest rate that is determined on the relevant interest determination date will apply to the entire interest period following that interest determination date, even if three-month U.S. dollar LIBOR increases during that interest period, but is applicable only to that quarterly interest period; interest payments for any other quarterly interest period will vary.

■
The interest rate applicable to the notes will be subject to a maximum per annum rate. The interest rate applicable to the notes from and including December 28, 2013 cannot exceed 6.00% per annum for any interest period.  This maximum interest rate will limit the amount of interest you may be paid on the notes to a maximum of $15.00 per note per quarterly interest period.  As a result, if the level of three-month U.S. dollar LIBOR applicable to any interest period during the last year of the term of the notes is greater than 4.05% (taking into account that a spread of 1.95% will be added to the level of three-month U.S. dollar LIBOR on the applicable interest determination date), the notes will provide you less interest income than an investment in a similar instrument that is not subject to a maximum per annum interest rate.

■
The yield on the notes may be lower than the yield on a standard debt security of comparable maturity. From and including December 28, 2013 to but excluding the maturity date, the notes will bear interest during each quarterly interest period at the per annum rate equal to the level of three-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period plus a spread of 1.95%, subject to a maximum interest rate of 6.00% per annum for any interest period.  As a result, the effective yield on your notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding Inc. (“Citigroup Funding”) (guaranteed by Citigroup Inc.) of comparable maturity.

■
Secondary market sales of the notes may result in a loss of principal.  You will be entitled to receive at least the full principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity.  Because the market value of the notes may fluctuate, if you sell your notes in the secondary market prior to maturity, you may receive less than the principal amount of the notes.

■
The notes are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. You are subject to the credit risk of Citigroup Inc. The notes are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the notes.

■
The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than you originally invest. Numerous factors will influence the value of the notes in the secondary market and the price at which Citigroup Global Markets Inc. (“Citigroup Global Markets”) may be willing to purchase or sell the notes in the secondary market, including:  the supply and demand for the notes, the level and volatility of three-month U.S-dollar LIBOR, interest rates in the market, the time remaining to maturity, hedging activities by our affiliates, fees and projected hedging fees, and any actual or anticipated changes in the credit ratings, financial condition and results of Citigroup Funding and Citigroup Inc. As a result, the market value of the notes will vary and may be less than the original issue price at any time prior to maturity and sale of the notes prior to maturity may result in a loss.

■
The historical performance of three-month U.S. dollar LIBOR is not an indication of its future performance. The historical performance of three-month U.S. dollar LIBOR, which is included in this pricing supplement, should not be taken as an indication of the future performance of three-month U.S. dollar LIBOR during the term of the notes. Changes in the level of three-month U.S. dollar LIBOR will affect the trading price of the notes, but it is impossible to predict whether the level of three-month U.S. dollar LIBOR will rise or fall.

■
The notes will not be listed on any securities exchange, and secondary trading may be limited. The notes will not be listed on any securities exchange. There is currently no secondary market for the notes. Citigroup Global Markets may, but is not obligated to, make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. Because the secondary market for the notes, if any, may be limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact.  If at any time Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

December 2011	PS-2

Citigroup Funding Inc.

Non-Callable Fixed to Float Notes due December 28, 2014

■
The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no changes in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price since the public offering price of the notes includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the notes declines. In addition, any secondary market prices for the notes may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

■
The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the notes. Citigroup Financial Products, Inc., the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citigroup Financial Products, Inc. will determine the level of three-month U.S. dollar LIBOR and will calculate the interest payable to you on each interest payment date.  Any of these determinations or calculations made by Citigroup Financial Products, Inc. in its capacity as calculation agent, including with respect to the calculation of the level of three-month U.S. dollar LIBOR in the event of the unavailability of the level of three-month U.S. dollar LIBOR, may adversely affect the amount of the interest payments to you.

■
Hedging and trading activity by Citigroup Funding could result in a conflict of interest. In anticipation of the sale of the notes, one or more of our affiliates have entered into hedge transactions. This hedging activity may involve trading in instruments, such as options, swaps and/or futures, based upon three-month U.S. dollar LIBOR. This hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Because hedging our obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the hedging activity, even if the market value of the notes declines.

■
You will have no rights against the publishers of three-month U.S. dollar LIBOR. You will have no rights against the publishers of three-month U.S. dollar LIBOR even though the amount you receive on an interest payment date will depend upon the level of three-month U.S. dollar LIBOR. The publishers of three-month U.S. dollar LIBOR are not in any way involved in this offering and have no obligations relating to the notes or the holders of the notes.

December 2011	PS-3

Citigroup Funding Inc.

Non-Callable Fixed to Float Notes due December 28, 2014

General Information
U.S. federal income tax considerations:
The notes will be treated as “variable rate debt instruments” that provide for a single fixed rate followed by a qualified floating rate (“QFR”) for U.S. federal income tax purposes.   Under applicable Treasury Regulations, solely for the purpose of determining any original issue discount (“OID”) on the notes, the initial fixed rate is converted to a QFR (the “substitute QFR”).  The substitute QFR must be such that the fair market value of the notes on the issue date is approximately the same as the fair market value of otherwise identical notes that provide for the substitute QFR (rather than the fixed rate) for the initial period.  In determining any OID on the notes, the notes must then be converted into “equivalent” fixed rate debt instruments by replacing each QFR provided under the terms of the notes (including the substitute QFR) with a fixed rate equal to the value of the QFR on the issue date of the notes.  We expect that the notes will not be issued with OID, in which case stated interest on the notes will be taxable to a United States holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of tax accounting.

If, however, the notes are issued with OID, a United States holder will be required to include the OID in income for federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of interest. Upon the sale or other taxable disposition of a note, a United States holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition and the holder’s adjusted tax basis in the note.  A United States holder’s adjusted tax basis in a note will equal the cost of the note to the holder, increased by the amounts of any OID previously included in income by the holder with respect to the note and reduced by any payments other than qualified stated interest (as defined in the Internal Revenue Code of 1986, as amended) received by the holder. Such gain or loss generally will be long-term capital gain or loss if the United States holder has held the note for more than one year at the time of disposition.

Non-United States holders generally will not be subject to U.S. federal withholding or income tax with respect to interest (or OID, if any) paid on and amounts received on the sale, exchange or retirement of the notes if they fulfill certain certification requirements.  Special rules apply to non-United States holders who are individuals present in the United States for 183 days or more in a taxable year or whose gain on the notes is effectively connected with the conduct of a U.S. trade or business.

Both U.S. and non-U.S. persons considering an investment in the notes should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005) will serve as trustee for the notes.
Use of proceeds and hedging:
The net proceeds received from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

Hedging activities related to the notes by one or more of our affiliates will likely involve trading in one or more instruments, such as options, swaps and/or futures, and/or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. It is possible that our affiliates or we may profit from our hedging activity, even if the market value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Funding’s affiliate, Citigroup Global Markets, may be willing to purchase your notes in the secondary market. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA and IRA purchase considerations:
Each purchaser of the notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the notes through and including the date of disposition of such notes that either:

(a)     it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986,a s amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)     if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

December 2011	PS-4

Citigroup Funding Inc.

Non-Callable Fixed to Float Notes due December 28, 2014

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement.  Please also refer to the section “ERISA Matters” in the accompanying prospectus.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $10.00 from Citigroup Funding for each note sold in this offering. From this underwriting fee, certain broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and financial advisors employed by Citigroup Global Markets or such broker-dealers will receive a fixed sales commission, of $10.00 for each note they sell.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” above and “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Supplemental information regarding plan of distribution; conflicts of interest:
The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $31,365,000 principal amount of the notes (31,365 notes) for $990.00 per note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc.  Citigroup Global Markets proposes to offer some of the notes directly to the public at the public offering price of $1,000.00 per note and some of the notes to selected dealers at $1,000.00 per note less a selling concession as described under “—Fees and selling concessions” above.

The notes will not be listed on any securities exchange.

In order to hedge its obligations under the notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the sections “Risk Factors—Hedging and trading activity by Citigroup Funding could result in a conflict of interest,” and “Use of proceeds and hedging” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client. See “Plan of Distribution; Conflicts of Interest” in the accompanying prospectus supplement for more information.

For the following jurisdictions, please note specifically:

Brazil

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission) and may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Mexico

Pursuant to the Mexican Securities Market Law, the notes have not been, and will not be, registered with the Mexican National Registry of Securities and may not be offered or sold publicly in the United Mexican States.

Uruguay

In Uruguay, the notes are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 16,749. The notes are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay. The notes do not qualify as an investment fund regulated by Uruguayan law 16,774, as amended.

Peru

The information contained in this pricing supplement has not been reviewed by the Comisión Nacional Supervisora de Empresas y Valores (Peru's National Corporations and Securities Supervisory Commission or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

December 2011	PS-5

Citigroup Funding Inc.

Non-Callable Fixed to Float Notes due December 28, 2014

Bolivia

The offshore notes are not governed by Bolivian legislation nor are they registered with or regulated by the Bolivian regulatory authorities.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased the notes, namely a person who is:

(a)  a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b)  a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i)   the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii)  no consideration is or will be given for the transfer; or

(iii)  the transfer is by operation of law.

Calculation agent:
Citigroup Financial Products, Inc., an affiliate of Citigroup Funding, will serve as calculation agent for the notes. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the notes. Citigroup Financial Products, Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Paying agent:	Citibank, N.A. will serve as will serve as paying agent and registrar and will also hold the global security representing the notes as custodian for The Depository Trust Company (“DTC”).
Contact:	Clients may contact their local brokerage representative.

December 2011	PS-6

Citigroup Funding Inc.

Non-Callable Fixed to Float Notes due December 28, 2014

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the notes distributed by such dealers.

We encourage you to read the accompanying prospectus supplement and prospectus, which can be accessed via the hyperlink on the front page of this document, in connection with your investment in the notes.

Determination of Three-month U.S. Dollar LIBOR
Three-month U.S. dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market. For any relevant date, three-month U.S. dollar LIBOR will equal the rate for three-month U.S. dollar LIBOR appearing on Reuters BBA page “LIBOR01” (or any successor page as determined by the calculation agent) at 11:00 am (New York time) on that date.  Although three-month U.S. dollar LIBOR is ordinarily published on each London business day, the interest rate on the notes for any interest period beginning on or after December 28, 2013 will be based on a spread over three-month U.S. dollar LIBOR as determined solely on the second London business day prior to the first day of that interest period.

If a rate for three-month U.S. dollar LIBOR is not published on Reuters BBA page “LIBOR01” (or any successor page as determined by the calculation agent) on any day on which the rate for three-month U.S. dollar LIBOR is required, then the calculation agent will request the principal London office of each of five major reference banks in the London interbank market, selected by the calculation agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars in an amount that is representative of a single transaction in that market at that time (a “Representative Amount”) and for a term of three months as of 11:00 am (London time) on such day.  If at least two such quotations are so provided, the rate for three-month U.S. dollar LIBOR will be the arithmetic mean of such quotations.  If fewer than two such quotations are provided, the calculation agent will request each of three major banks in The City of New York to provide such bank’s rate to leading European banks for loans in U.S. dollars in a Representative Amount and for a term of three months as of approximately 11:00 am (New York City time) on such day.  If at least two such rates are so provided, the rate for three-month U.S. dollar LIBOR will be the arithmetic mean of such rates.  If fewer than two such rates are so provided, then the rate for three-month U.S. dollar LIBOR will be three-month U.S. dollar LIBOR in effect at 11:00 am (New York City time) on the immediately preceding London business day.

A “business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions are authorized or obligated by law or executive order to close.

A “London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

December 2011	PS-7

Citigroup Funding Inc.

Non-Callable Fixed to Float Notes due December 28, 2014

Historical Information on Three-month U.S. Dollar LIBOR

The following table sets forth, for each of the periods indicated, the high and low three-month U.S. dollar LIBOR as reported on Bloomberg. The historical three-month U.S. dollar LIBOR should not be taken as an indication of the future performance of three-month U.S. dollar LIBOR. Any historical upward or downward trend in three-month U.S. dollar LIBOR during any period set forth below is not an indication that three-month U.S. dollar LIBOR is more or less likely to increase or decrease at any time over the term of the notes.

Historical Three-month U.S. Dollar LIBOR	High	Low
2006
First	5.00000%	4.54063%
Second	5.50813%	5.00000%
Third	5.52000%	5.36375%
Fourth	5.38000%	5.35000%
2007
First	5.36025%	5.33000%
Second	5.36000%	5.35000%
Third	5.72500%	5.19813%
Fourth	5.25313%	4.70250%
2008
First	4.68063%	2.54188%
Second	2.92000%	2.63813%
Third	4.05250%	2.78500%
Fourth	4.81875%	1.42500%
2009
First	1.42125%	1.08250%
Second	1.17688%	0.59500%
Third	0.58750%	0.28250%
Fourth	0.28438%	0.24875%
2010
First	0.29150%	0.24875%
Second	0.53925%	0.29150%
Third	0.53363%	0.28938%
Fourth	0.29063%	0.28438%
2011
First	0.31400%	0.30281%
Second	0.30100%	0.24500%
Third	0.37433%	0.24575%
Fourth (through December 22, 2011)	0.57375%	0.37761%

The rate for three-month U.S. dollar LIBOR for December 22, 2011, was 0.57375%.

December 2011	PS-8

Citigroup Funding Inc.

Non-Callable Fixed to Float Notes due December 28, 2014

The following graph shows the daily rate for three-month U.S. dollar LIBOR in the period from January 3, 2006 through December 22, 2011. Past movements of three-month U.S. dollar LIBOR are not indicative of the future three-month U.S. dollar LIBOR.  Changes in three-month U.S. dollar LIBOR  will affect the value of the notes and the interest payments on the notes during the last year of the term of the notes, but it is impossible to predict whether three-month U.S. dollar LIBOR will rise or fall.

Additional Information

General

The notes are a series of unsecured senior debt securities issued by Citigroup Funding under the senior debt indenture described in the accompanying prospectus supplement and prospectus.  Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the notes, including any payment of principal, will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  The notes will be issued only in fully registered form and in denominations of $1,000 per note and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the notes and of the senior debt indenture under which the notes will be issued.

Book-Entry Procedures

You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by DTC or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts those systems maintain with DTC.  You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

No Redemption at the Option of the Issuer or the Holder

The notes are not subject to redemption at the option of Citigroup Funding or any holder prior to maturity.

December 2011	PS-9

Citigroup Funding Inc.

Non-Callable Fixed to Float Notes due December 28, 2014

Events of Default

In case of default in payment at maturity of the notes, the notes will bear interest, payable upon demand of the beneficial owners of the notes in accordance with the terms of the notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 4.56% per annum on the unpaid amount (or the cash equivalent of the unpaid amount) due.

Validity of the Notes

In the opinion of Douglas C. Turnbull, Associate General Counsel - Capital Markets and Corporate Reporting of Citigroup Inc. (the “Guarantor”) and counsel to Citigroup Funding Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes and related guarantee will be legal, valid and binding obligations of Citigroup Funding Inc. and the Guarantor, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this pricing supplement and is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution).  In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of  documents as stated in the opinion dated May 11, 2011, which has been filed as exhibit number 5(a) to Citigroup Funding Inc.’s Registration Statement on Form S-3 (No. 333-172554).

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

December 2011	PS-10

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document.  We are not making an offer of these securities in any state where the offer is not permitted.

TABLE OF CONTENTS

Citigroup Funding Inc.

Medium-Term Notes, Series D

Non-Callable Fixed to Float Notes
Due December 28, 2014

($1,000 Principal Amount per Note)
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement

December 22, 2011
(Including Prospectus Supplement dated
May 12, 2011 and Prospectus dated
 May 12, 2011)

Page
Pricing Supplement Key Terms	PS-1
Risk Factors	PS-2
Determination of Three-month U.S. Dollar LIBOR	PS-7
Historical Information on Three-month U.S. Dollar LIBOR	PS-8
Additional Information	PS-9
Validity of the Notes	PS-10
Prospectus Supplement Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42
Prospectus Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28